Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William E. Niles and John A. Orr his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K for Ascent Capital Group, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Power of Attorney has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William R. Fitzgerald	Chairman of the Board, Director and Chief	February 27, 2014
William R. Fitzgerald	Executive Officer of Ascent Capital Group, Inc.

/s/ Philip J. Holthouse	Director of Ascent Capital Group, Inc.	February 27, 2014
Philip J. Holthouse

/s/ Brian Deevy	Director of Ascent Capital Group, Inc.	February 27, 2014
Brian Deevy

/s/ Michael J. Pohl	Director of Ascent Capital Group, Inc.	February 27, 2014
Michael J. Pohl

/s/ Carl E. Vogel	Director of Ascent Capital Group, Inc.	February 27, 2014
Carl E. Vogel

/s/ Michael R. Meyers	Senior Vice President, Chief Financial Officer of Ascent	February 27, 2014
Michael R. Meyers	Capital Group, Inc. (Principal Accounting Officer)